Exhibit (j)(1)

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Post-Effective Amendment No. 92 to Registration Statement No. 002-58542 on Form N-1A of our report dated June 21, 2011, relating to the financial statements and financial highlights of Fidelity Series High Income Fund, appearing in the Annual Report on Form N-CSR of Fidelity Summer Street Trust for the period March 10, 2011 (commencement of operations) to April 30, 2011, and to the references to us under the headings "Financial Highlights" in the Prospectuses and "Independent Registered Public Accounting Firm" in the Statements of Additional Information, which are a part of such Registration Statement.

/s/ Deloitte & Touche LLP
Boston, Massachusetts

June 24, 2011